EXHIBIT 10.3

Prepared by and after recording return to:

Paul, Hastings, Janofsky & Walker, LLP
Attn: Ted Smith, Esq.
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30308

MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT
AND FIXTURE FINANCING STATEMENT

FROM

KANSAS STAR CASINO, LLC

TO

WELLS FARGO CAPITAL FINANCE, INC.,
AS AGENT

______________________

Dated effective as of March 18, 2011

Relating to Premises in:
Sumner County, Kansas

NOTICE:  THE AGGREGATE MAXIMUM PRINCIPAL AMOUNT OF INDEBTEDNESS THAT MAY BE SECURED BY THIS INSTRUMENT IS $21,125,000.00 AS SET FORTH IN SECTION 6.18 HEREOF.

LEGAL_US_W # 67209647.4

MORTGAGE, ASSIGNMENT OF RENTS, SECURITY AGREEMENT AND FIXTURE FINANCING STATEMENT

This Mortgage Assignment of Rents, Security Agreement and Fixture Financing Statement (this “Mortgage”) is made effective as of March 18, 2011, by KANSAS STAR CASINO, LLC, a Kansas limited liability company (the “Company”), in favor of WELLS FARGO CAPITAL FINANCE, INC. (f/k/a Wells Fargo Foothill, Inc.), a California corporation, as agent (“Agent”; Agent, together with its successors and assigns, is referred to herein as “Mortgagee”) for the Lenders (as defined in the hereinafter defined Loan Agreement) under that certain Amended and Restated Loan and Security Agreement, dated as of October 29, 2009, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of June 15, 2010, and as further amended by that certain Second Amendment to Amended and Restated Loan and Security Agreement, dated as of February 2, 2011 (as hereafter amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”) among the Company, Peninsula Gaming, LLC, a Delaware limited liability company (“Parent”), Diamond Jo Worth, LLC, a Delaware limited liability company (“DJW”), Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC), a Delaware limited liability company (“DJL”), The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (“OED”), Belle of Orleans, L.L.C., a Louisiana limited liability company (“Amelia Belle”; together with Parent, DJW, DJL OED and the Company, jointly and severally, “Borrowers,” and each, a “Borrower”), Mortgagee and Lenders.

RECITALS

WHEREAS, the Company is the sole owner of a fee simple interest in certain premises located in Sumner County, Kansas and more particularly described on Exhibit A attached hereto (the “Real Property”);

WHEREAS, pursuant to that certain Borrower Supplement, dated as of January 31, 2011, among the Company and Agent and acknowledged by the other Borrowers, the Company has become a “Borrower” under the Loan Agreement with the same force and effect as if original named therein as a “Borrower”; and

WHEREAS, pursuant to the Loan Agreement, Lenders have agreed to loan Borrowers the maximum principal amount of $50,000,000.00, subject to the terms and conditions in the Loan Agreement and maturing on January 15, 2015.  The Loan Agreement provides that to secure performance by Borrowers of their obligations under the Loan Agreement, the Company will execute and deliver this Mortgage to Mortgagee for the benefit of the Lender Group (as defined in the Loan Agreement).  The Loan Agreement, this Mortgage, the other Loan Documents (as defined in the Loan Agreement) and any other document referred to in or made with reference to the Loan Documents are hereby incorporated by reference.

GRANTING CLAUSES

NOW, THEREFORE, in consideration of ten dollars and other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, and to secure

(i) the payment when due of indebtedness evidenced by the Loan Agreement in the maximum principal sum of $50,000,000.00, bearing interest as set forth in the Loan Agreement and maturing on January 15, 2015, such date being the “Maturity Date,” including, without limitation, all accrued and unpaid interest thereon, and premiums and penalties, if any, thereon, including late payment charges and Additional Interest (as defined in Section 5.2 hereof), subject to the limitation contained in Section 6.18 hereof,

(ii) all other sums that may or shall become due hereunder, in connection with the Loan Agreement or under the other Loan Documents, including the costs and expenses of enforcing any provision of any of the foregoing documents,

(iii) the reimbursement to Mortgagee of all monies which may be advanced as herein provided and of any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred or paid on account of any litigation at law or in equity that may arise in respect of this Mortgage or the obligations secured hereby or the lands and premises and other property herein mentioned or in obtaining possession of said lands and premises and other property after any sale that may be made as hereinafter provided,

(iv) the payment by the Company to Mortgagee of all sums, if any, as may be duly expended or advanced by Mortgagee in the performance of any obligation of the Company as provided hereunder,

(v) the payment of any and all other indebtedness that this Mortgage by its terms secures and

(vi) the performance and observance of the covenants, agreements and obligations of Borrowers contained herein and in the other Loan Documents

(all obligations and sums included in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi) being hereinafter collectively referred to as the “Secured Obligations”), and in order to charge with such performance and with such payments said lands and premises and other property hereinafter described and the rents, revenues, issues, income and profits thereof, the Company does hereby mortgage, affect, hypothecate and warrant, to inure to the use and benefit of Mortgagee and its successors and assigns, for the benefit of the Lender Group, all right, title and interest of the Company now or hereafter owned or leased, in, to or under, or derived from each and all of the following properties, estates, rights, titles and interests (collectively, the “Mortgaged Property”):

(a) the Real Property and all tenements, hereditaments, appurtenances, estates and rights in and to any of the Real Property and all component parts of the Real Property;

(b) all buildings, improvements and other structures now or hereafter located on any of the Real Property (the “Improvements”);

(c) all of the Company’s right, title and interest in and to all servitudes, easements, rights-of-way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, title, interests, privileges, liberties, prescriptions, advantages and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to any of the Real Property or the Improvements;

(d) all of the Company’s right, title and interest in and to any right to purchase, or to use and occupy, any land adjacent to any of the Real Property and any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining any of the Real Property;

(e) all of the Company’s right, title and interest, to all machinery, apparatus, equipment, fittings, fixtures and other property of every kind and nature whatsoever now or hereafter located upon any of the Real Property or the Improvements, and all component parts of any building or other construction located on any of the Real Property or appurtenances thereto, and used in connection with the operation and occupancy of any of the Real Property or the Improvements, and all building equipment, material and supplies of any nature whatsoever now or hereafter located in or upon any of the Real Property or the Improvements, including, without limitation, all metals, lumber and lumber products, bricks, stones, building blocks, sand, cement, roofing materials, paint, doors, windows, hardware, wires, wiring and other building materials and any building equipment, materials and supplies obtained for use in connection with any of the Real Property or the Improvements and all additions, replacements, modifications and alterations of any of the foregoing, including, but without limiting the generality of the foregoing, all heating, lighting incinerating and power equipment, engines, pipes, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, air cooling and air conditioning apparatus, elevators, ducts and compressors and all other equipment and fixtures (collectively, the “Fixtures”).  The Company acknowledges that all Fixtures are part and parcel of the real estate and appropriated to the use of the real estate and, whether or not affixed or annexed to the Improvements, shall for the purpose of this Mortgage be deemed conclusively to be real estate and mortgaged hereby;

(f) all of the Company’s right, title and interest to all plans and specifications for the Real Property and the Improvements, all contracts with architects and engineers responsible for the design of the Improvements, the preparation or evaluation of any of such plans and specifications or the supervision of the construction of any of the Improvements, all contracts to which the Company is now or hereafter a party providing for the connection therewith or the furnishing or installation of any Fixtures or other personal property in connection therewith, all contracts to which the Company is now or hereafter a party providing for the management of the construction of any of the Improvements, all rights of the Company as a third party beneficiary under all contracts and subcontracts pertaining to the Real Property or the Improvements as to which the Company is not a party, all payment and performance bonds relating to the Real Property or the Improvements and all other contracts and agreements related to the design, management, construction, equipping and development of the Real Property or the Improvements (collectively, the “Construction Documents”);

(g) all of the Company’s right, title and interest to all awards or payments, and any interest paid or payable with respect thereto, that may be made with respect to all or any portion of the Real Property, the Improvements or the Fixtures, whether from the exercise of right of condemnation, eminent domain or similar proceedings (including any transfer made in lieu of the exercise of said right), or from any taking for public use, or for any other injury to or decrease in the value of all or any portion of the Real Property, the Improvements or the Fixtures, or as a result of the exercise by any governmental authority of any right or option to purchase any of the Real Property, all of the foregoing to be held, applied and paid in accordance with the provisions of this Mortgage (collectively, the “Eminent Domain Awards”);

(h) all of the Company’s right, title and interest to all proceeds of, and any unearned premiums on, any insurance policies covering all or any portion of the Real Property, the Improvements or the Rents (as hereinafter defined), including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to all or any portion of the Real Property or the Improvements and any interest actually paid with respect thereto, all of the foregoing to be held, applied and paid in accordance with the provisions of this Mortgage (collectively, the “Insurance Proceeds”);

(i) all of the Company’s right, title and interest as lessor or landlord to all leases and other agreements affecting the use or occupancy of any of the Real Property or the Improvements now in effect or hereafter entered into (including, without limitation, subleases (including licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Real Property or the Improvements), but excluding any licenses and permits to the extent not assignable under applicable law, including without limitation, liquor and gaming licenses, together with any modifications, extensions or renewals of the same (collectively, the “Space Leases”) and the rents, revenues, issues, income, products and profits of the Real Property and the Improvements, including, without limitation, any security deposits or other funds deposited with the Company pursuant to the Space Leases (collectively, the “Rents”), together with any guarantees of the Space Leases or Rents delivered to the Company from time to time, and any modifications, extensions and renewals of any such guarantees, together with the right, but not the obligation, to exercise options, to give consents and to collect, receive and receipt for the Rents and apply the Rents to the payment of the Secured Obligations and to demand, sue for and recover the Rents (when due and payable), subject to a license in favor of the Company in respect thereof prior to the occurrence of an Event of Default (as defined in Section 5.1 hereof); and

(j) any and all other, further or additional rights, title, estates and interests of the Company in and to any of the Real Property or the Improvements or the Fixtures, and all renewals, substitutions and replacements of and all additions and appurtenances to any of the Real Property or the Improvements or the Fixtures or constructed, assembled or placed on any of the Real Property or the Improvements, and all conversions of the assemblage, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Company, shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Company, the Company expressly agreeing that if the Company shall at any time acquire any other right, title, estate or interest in and to any of the Real Property, the Improvements or the Fixtures, the lien of this Mortgage shall automatically attach to and encumber such other right, title, estate or interest as a first lien thereon.

AND, as additional security, the Company hereby grants to Mortgagee, for the benefit of the Lender Group, a continuing security interest in (a) the Fixtures, (b) the Construction Documents, (c) the Insurance Proceeds, (d) the Eminent Domain Awards, (e) the Space Leases, (f) the Rents, (g) all proceeds of the foregoing and (h) all proceeds of any of the Real Property and the Improvements (collectively, the “Security Interests Property”) and this Mortgage shall be effective as a security agreement pursuant to the Uniform Commercial Code as enacted and in effect in the state in which any of the Real Property is located (the “Code”).

HABENDUM

TO HAVE AND TO HOLD the Mortgaged Property, the rights and privileges hereby conveyed or assigned, or intended so to be, unto Mortgagee and its successors and assigns, for the benefit of the Lender Group, forever for the uses and purposes and subject to the terms and conditions herein set forth.

SUBJECT, HOWEVER,  to Permitted Liens (as defined in the Loan Agreement).

PROVIDED NEVERTHELESS, (a) if Borrowers or any of their successors or assigns shall pay or cause to be paid the Secured Obligations in accordance with the terms hereof and of the other Loan Documents and shall perform and observe all of the agreements, covenants and provisions contained herein and in the other Loan Documents, (b) all Commitments shall be irrevocably terminated in accordance with the Credit Agreement, and (c) all Letters of Credit shall have terminated or expired in accordance with the Credit Agreement, this Mortgage and the estate and rights hereby granted shall cease to be binding and be void, otherwise to remain in full force and effect.

The Company FURTHER agrees as follows:

ARTICLE I

COVENANTS

Section 1.1                       Performance of Obligations.  The Company shall pay and perform the Secured Obligations.  Time is of the essence hereof.

Section 1.2                       Further Assurances.  If Mortgagee requests in its Permitted Discretion, the Company shall sign and deliver and cause to be recorded as Mortgagee shall direct any further mortgages, instruments of further assurance, certificates and other documents as Mortgagee may consider reasonably necessary or desirable in order to perform, perfect, continue, and preserve the obligations of the Company under the Loan Documents.  The Company further agrees to pay to Mortgagee, upon demand, all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and refiling of any such documents, including attorneys’ fees that are reasonable and title opinion or title insurance costs.

Section 1.3                       Operation and Maintenance; Compliance with Laws.  The Company shall cause the Mortgaged Property to be maintained in good working order and condition, ordinary wear and tear excepted, and the Company shall make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto, as shall be reasonably necessary for the proper conduct of the business of the Company.  The Company shall comply or cause compliance with all laws, ordinances and regulations of any governmental authority with reference to the Mortgaged Property and the manner of using or operating the same, including any Environmental Laws or Regulations and Accessibility Regulations, as hereafter defined, and with any restrictive covenants affecting the title to the Mortgaged Property, and with the terms of all insurance policies relating to the Mortgaged Property, except where the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change (as defined in the Loan Agreement).

Section 1.4                       Payment of Utilities, Impositions, Liens.  The Company shall pay or cause to be paid when due all charges or fees for utilities and services supplied to the Mortgaged Property. The Company, at least five (5) days before any penalty attaches thereto, shall pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies (collectively, “Impositions”) imposed upon or against it, its income or profits, the Mortgaged Property or rents therefrom, or upon or against the Secured Obligations, or upon or against the interest of Mortgagee in the Mortgaged Property or the Secured Obligations, except Impositions measured by the income of Mortgagee or unless the subject of a Permitted Protest (as defined in the Loan Agreement). The Company shall provide evidence of such payment at Mortgagee’s request.  This Mortgage is and shall be maintained by the Company as a valid first mortgage lien and first security interest in the Mortgaged Property, subject only to the Permitted Liens (as defined in the Loan Agreement).  Except as otherwise provided in the Loan Agreement, the Company shall not, directly or indirectly, create or suffer, or permit to be created or suffered, against the Mortgaged Property or any part thereof, and the Company will promptly discharge any Lien (as defined in the Loan Agreement) or other Imposition that may affect the Mortgaged Property or any part thereof, or any interest therein, except the Permitted Liens.  If any Lien not permitted hereunder is filed, the Company will cause the same to be discharged promptly by payment or bonding or otherwise to the satisfaction of Mortgagee and will exhibit to Mortgagee evidence of payment, discharge, bonding or other disposition satisfactory to Mortgagee.

Section 1.5                       Intentionally omitted.

Section 1.6                       Insurance.

(a) The Company shall maintain insurance on the Mortgaged Property as specified in Section 6.8 of the Loan Agreement.

(b) Subject to the provisions of Section 3.1 hereof, nothing contained in this Section or elsewhere in this Mortgage shall relieve the Company of its duty to maintain, repair, replace or restore the Improvements or the Fixtures or rebuild the Improvements, from time to time, in accordance with the applicable provisions of the Loan Documents, and nothing in this Section or elsewhere in this Mortgage shall relieve the Company of its duty to pay the Secured Obligations, which shall be absolute, regardless of the occurrence of damage to or destruction of or condemnation of all or any portion of the Mortgaged Property.

Section 1.7                       Books and Records; Financial Information.  The Company shall (i) keep complete and accurate books and records with respect to the Mortgaged Property; (ii) permit Mortgagee to inspect such books and records during normal business hours and make copies thereof at Mortgagee’s expense; and (iii) provide Mortgagee such information as is required by Section 6.3 of the Loan Agreement.

Section 1.8                       Mortgage, Sale, Lease of the Mortgaged Property.

(a) The Company will not, now or in the future, mortgage, pledge or encumber or place any Lien or encumbrance (or permit the same to exist) on the Mortgaged Property, or any part thereof, without the prior written consent of Mortgagee, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness (as defined in the Loan Agreement) is refinanced, renewed, or extended under Section 7.1(k) of the Loan Agreement and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed or extended Indebtedness.

(b) The Company shall not sell, convey, transfer or otherwise alienate in any manner, whether directly or indirectly, any right, title or interest in the Mortgaged Property, or any part thereof, without obtaining in each such instance the prior written consent of Mortgagee, such consent not to be unreasonably withheld, except as expressly permitted under the Loan Agreement.

(c) Except as otherwise expressly permitted under the Loan Documents or as otherwise expressly permitted hereunder, the Company shall not, without Mortgagee’s prior consent, which consent will not be unreasonably withheld, enter into any agreement with or conveyance to any other person or entity permitting the use of any excess development rights that might otherwise be used by the Company in expanding, altering, reconstructing, replacing or otherwise improving the Improvements or making any other improvements on the Mortgaged Property, or otherwise permit or suffer any change of the zoning of the Mortgaged Property or the use that may be made thereof.

Section 1.9                       Environmental - ADA.  The Company agrees:

(a) Except for substances normally used for maintenance or operation of the Mortgaged Property which are used, stored and disposed of in accordance with all applicable Environmental Regulations, the Company shall not, nor shall it permit others to, place, store, locate, generate, produce, create, process, treat, handle, transport, incorporate, discharge, emit, spill, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from the Mortgaged Property.  The Company shall cause all Hazardous Substances found on or under the Mortgaged Property, which are not permitted under the foregoing sentence, and which exist in quantities which violate applicable Environmental Laws or Regulations, to be properly removed therefrom and properly disposed of at the Company’s cost and expense.  The Company shall not install or permit to be installed any underground storage tank on or under the Mortgaged Property.  If Mortgagee shall reasonably request, the Company shall at its cost obtain and deliver to Mortgagee an environmental review, audit, assessment and/or report relating to the Mortgaged Property, or shall have any previously delivered materials updated and/or amplified, in each case by an engineer or scientist acceptable to Mortgagee; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Company shall not be required to obtain and deliver to Mortgagee such environmental review, audit, assessment and/or report relating to the Mortgaged Property or have any previously delivered materials updated and/or amplified more frequently than once per calendar year.

(b) the Company shall comply in all material respects with all Accessibility Regulations which are applicable to the Mortgaged Property.  If Mortgagee shall reasonably request, the Company shall at its cost obtain and deliver to Mortgagee an Accessibility Regulation compliance report relating to the Mortgaged Property, or shall have any previously delivered materials updated and/or amplified, in each case by a qualified consultant acceptable to Mortgagee; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Company shall not be required to obtain and deliver to Mortgagee such Accessibility Regulation compliance report relating to the Mortgaged Property or have any previously delivered materials updated and/or amplified more frequently than once per calendar year.

(c) the Company shall, promptly within 10 days after obtaining actual knowledge thereof, give notice to Mortgagee of:  (i) any activity in violation of any applicable Environmental Laws or Regulations relating to the Mortgaged Property; (ii) any governmental or regulatory actions instituted or threatened under any Environmental Laws or Regulations or any Accessibility Regulations affecting the Mortgaged Property; (iii) all claims made or threatened by any third party against the Mortgaged Property relating to any Hazardous Substance or a violation of any Environmental Laws or Regulations or any Accessibility Regulations; and (iv) any discovery by the Company of any occurrence or condition on or under the Mortgaged Property or on or under any real property adjoining or in the vicinity of the Mortgaged Property which could subject the Company, Mortgagee or the Mortgaged Property to a claim under any Environmental Laws or Regulations or Accessibility Regulations which reasonably could be expected to result in a Material Adverse Change (as defined in the Loan Agreement).  Any such notice shall include copies of any written materials received by the Company.

(d) Any investigation, remedial or corrective action taken with respect to the Mortgaged Property shall be done under the supervision of a qualified consultant, engineer or scientist acceptable to Mortgagee who shall, at the Company’s cost and at the completion of such investigation or action, provide a written report of such investigation or action to Mortgagee.

(e) If the Mortgaged Property has, or is suspected to have, asbestos or asbestos containing materials (“ACM”) which, due to its condition, location and/or planned building renovation or demolition, is recommended to be abated by repair, encapsulation, removal or other action, the Company shall promptly carry out the recommended abatement action.  If the recommended abatement includes removal of ACM, the Company shall cause the same to be removed and disposed of offsite by a licensed and experienced asbestos removal contractor, all in accordance with Environmental Laws or Regulations.  Upon completion of the recommended abatement action, the Company shall deliver to Mortgagee a certificate, signed by an officer of the Company and the consultant overseeing the abatement action, certifying to Mortgagee that the work has been completed in material compliance with all applicable laws, ordinances, codes and regulations (including, without limitation, those regarding notification, removal and disposal) and that no airborne fibers beyond permissible exposure limits remain on site.  The Company shall maintain and keep in effect at all times an Operations and Maintenance Program (as contemplated by Environmental Protection Agency guidance document entitled “Managing Asbestos In Place: A Building Owner’s Guide to Operations and Maintenance Programs for Asbestos–Containing Materials”) for managing in place any ACM in the Mortgaged Property.  The Company shall deliver a complete copy of such Operations and Maintenance Program to Mortgagee and certify to Mortgagee that such Program is in place and in effect.

(f) After the occurrence and during the continuance of an Event of Default, or if at any time there is a reasonable basis to believe that a violation of Environmental Laws or Regulations may have occurred on the Mortgaged Property, Mortgagee shall have the right, after ten (10) days’ prior written notice to the Company, to have an environmental review, audit, assessment, testing program and/or report with respect to the Mortgaged Property performed or prepared by an environmental engineering firm selected by Mortgagee.  The Company shall reimburse Mortgagee for the cost incurred for each such action within ten (10) days following demand therefor by Mortgagee.  The amount shall accrue interest at the Additional Interest Rate (as defined in Section 5.2) from and including the date of disbursement by Mortgagee through the date of payment by the Company.

For purposes of this Mortgage, the following definitions shall apply:

“Environmental Laws or Regulations” means and includes the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or the Federal Superfund Act) as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. §§ 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. §§ 6901 et seq.; Chapter 455B of the Iowa Code; the Clean Water Act, 33 U.S.C. §§ 1321 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Substances); and the Clean Air Act, 42 U.S.C. §§ 7401 et seq., all as the same may be from time to time amended, and any other federal, state, county, municipal, local or other statute, code, law, ordinance, regulation, requirement or rule which may relate to or deal with human health or the environment, including, without limitation, all regulations promulgated by a regulatory body pursuant to any such statute, code, law or ordinance.

“Hazardous Substances” means asbestos, asbestos containing materials, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, gasoline or synthetic gas, and any other waste, material, substance, pollutant or contaminant which would subject the owner of the Mortgaged Property to any damages, penalties, liabilities, or obligations under any applicable Environmental Laws or Regulations.

“Accessibility Regulations” means any law ordinance or regulation relating to accessibility of facility or property for disabled, handicapped and/or physically challenged persons, including, without limitation, the Americans With Disabilities Act of 1991, as amended.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

The Company makes the following representations and warranties:

Section 2.1                       Existence and Powers. The Company is a limited liability company duly created and validly existing and in good standing under the laws of the State of Delaware.  The Company has the power to own its property and to carry on its business and to execute and perform the Loan Documents.  The Company has obtained all material licenses and permits necessary to conduct its business in the manner presently conducted.

Section 2.2                       Ownership, Liens, Compliance with Laws.  The Company owns the Mortgaged Property free from all Liens and encumbrances except for the Permitted Liens and except for defects in title that do not interfere in any material respect with its ability to conduct its business or to utilize the Mortgaged Property for its intended purpose.  All applicable zoning and environmental, land use, subdivision, building, fire, safety or health laws, ordinances and regulations affecting the Mortgaged Property permit the current use and occupancy thereof, and the Company has obtained all necessary consents, permits and licenses required for such use.  The Company will comply with and satisfy all applicable formalities and provisions of the laws and regulations of the United States of America and the laws of the State of Kansas in order to perfect, establish and maintain this Mortgage, and any supplement or amendment hereto.

Section 2.3                       Authority, Consents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action of the Company.  Except for consents and approvals previously obtained, no consent or approval of, or exemption by, any person or entity, governmental or private, is required to authorize the execution, delivery and performance of the Loan Documents or the validity thereof.

Section 2.4                       Binding Agreement.  The Loan Documents are the valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent limited by equitable principles or bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

Section 2.5                       No Conflict, Default.  The execution, delivery and performance by the Company of the Loan Documents will not violate or cause default under or permit acceleration of any material agreement to which the Company is a party or by which it or the Mortgaged Property is bound.  To the Company’s best knowledge, it is not in default (beyond any applicable grace period) in the performance of any agreement, order, writ, injunction, decree or demand to which it is a party or by which it is bound.

Section 2.6                       Litigation.  Except as otherwise disclosed in the Loan Agreement, there is no litigation, arbitration or other proceeding in process or to the Company’s best knowledge pending or threatened against the Mortgaged Property or the Company except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the date hereof that if decided adversely to the Company, reasonably could not be expected to have a materially adverse effect on the ability of the Company to fulfill its obligations under the Loan Documents or on the condition, financial or otherwise, of the Company’s business, properties or assets.

Section 2.7                       Use.  The Mortgaged Property is not homestead property nor is it agricultural property in agricultural use.

Section 2.8                       Utilities.  The Mortgaged Property is serviced by all necessary public utilities, and all such utilities are operational and have sufficient capacity.

Section 2.9                       Environmental.  To the Company’s best knowledge, except as set forth in the Loan Agreement and except with respect to any other matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change (as defined in the Loan Agreement):

(a) There is not located on, in, about, or under the Mortgaged Property any Hazardous Substances except for Hazardous Substances of the type ordinarily used, stored, or manufactured  in connection with the ownership or operation of the Mortgaged Property as it is presently operated and such existing Hazardous Substances have been used, stored and manufactured in compliance with all Environmental Laws or Regulations.

(b) The Mortgaged Property is not presently used, and has not in the past been used as a landfill, dump, disposal facility, gasoline station or for the storage, generation, production, manufacture, processing, treatment, disposal, handling, transportation, or deposit of any Hazardous Substances, where such production, storage, generation, manufacturing, processing, treatment, disposal, handling, transportation or deposit was in violation, in any material respect, of applicable Environmental Law.

(c) There has not in the past been, and no present threat now exists of, a spill, discharge, emission or release of a Hazardous Substance in, upon, under, over or from the Mortgaged Property or from any other property which would have an impact on the Mortgaged Property.

(d) There are no past or present investigations, administrative proceedings, litigation, regulatory hearings or other action completed, proposed, threatened or pending, alleging noncompliance with or violation of any Environmental Laws or Regulations respecting the Mortgaged Property, or relating to any required environmental permits covering the Mortgaged Property.

(e) The Company has disclosed to Mortgagee all reports and investigations commissioned by the Company and relating to Hazardous Substances and the Land and the Improvements.

(f) There are not now, nor have there ever been, any above ground or underground storage tanks located in or under the Mortgaged Property.   There are no wells on or under the Mortgaged Property.

Section 2.10                       First Mortgage Lien.  This Mortgage constitutes a valid mortgage and, upon proper recording hereof, will constitute a valid and perfected first priority mortgage lien, and security interest in the Mortgaged Property (subject only to the Permitted Liens and any mortgage filed pursuant to the provisions of the Intercreditor Agreement (as defined in the Loan Agreement)), and there are no defenses or offsets to the Company’s obligations pursuant to this Mortgage or the other Loan Documents, including without limitation, the Company’s applicable obligations to pay and perform the Secured Obligations.

Section 2.11                       Tax Liens; Bankruptcy.  There are no federal, state or local tax claims or liens assessed or filed against the Company or the Mortgaged Property for taxes which are due and payable, unsatisfied of record or docketed in any court of the state in which the Real Property is located or in any other court located in the United States, and no petition in bankruptcy has ever been filed by the Company, or, to the Company’s knowledge, against the Company, and the Company has never made any assignment for the benefit of creditors or taken advantage of any insolvency act or any act for the benefit of debtors.

Section 2.12                       Damage; Eminent Domain Proceedings.  The Mortgaged Property has not been damaged or destroyed by fire or other casualty, and no condemnation or eminent domain proceedings have been commenced and none are pending with respect to the Mortgaged Property, and, to the Company’s best knowledge, no such condemnation or eminent domain proceedings are about to be commenced.

ARTICLE III

CASUALTY–CONDEMNATION

Section 3.1                       Damage or Destruction.  During the period the indebtedness remains outstanding, in the event that the Real Property, the Improvements, or the Fixtures shall be damaged or destroyed in whole or in part, by fire or other casualty covered by insurance, the Company shall give prompt written notice thereof to Mortgagee.  At such time as such damage, destruction or casualty shall occur, the Insurance Proceeds shall be payable to Mortgagee and applied in accordance with Sections 2.4(b)(i) and 6.8(c) of the Loan Agreement, as applicable.  Upon the occurrence of an Event of Default which has not been waived in writing by Mortgagee, Mortgagee shall have the right to apply such Insurance Proceeds in accordance with Section 2.4(b)(i) of the Loan Agreement.

Section 3.2                       Condemnation.

(a) During the period the indebtedness remains outstanding, in the event that the Mortgaged Property, or any part thereof, shall be taken in condemnation proceedings or by exercise of the right of eminent domain, or by conveyance in lieu of condemnation, or as a result of the exercise by any governmental authority of any right or option to purchase (hereinafter collectively called “Proceedings”), Mortgagee shall have the right to participate in any such Proceedings at the Company’s expense, including reasonable attorneys’ fees and disbursements, and any Eminent Domain Awards that may be made or any proceeds thereof shall be deposited with Mortgagee and held in trust by Mortgagee and distributed in the manner herein set forth.  The parties agree to execute any and all further documents that may be required in order to facilitate collection of any Eminent Domain Award and the making of any such deposit.

(b) During the period the indebtedness remains outstanding, if there occurs a Proceeding, any Eminent Domain Awards payable in connection therewith shall be payable to Mortgagee and applied in accordance with Section 6.8(c) of the Loan Agreement.

(c) Upon the occurrence of an Event of Default which has not been waived in writing by Mortgagee, Mortgagee shall have the right to apply such Eminent Domain Awards in accordance with Section 2.4(b)(i) of the Loan Agreement.

ARTICLE IV

LEASES AND RENTS

Section 4.1                       Space Leases, Rents and Cash Collateral.

(a) As additional collateral security for payment of the Secured Obligations, and as cumulative of any and all rights and remedies herein provided, the Company hereby bargains, sells, transfers, assigns and sets over to Mortgagee, for the benefit of the Lender Group, any and all Space Leases and Rents and any and all cash collateral to be derived from the Mortgaged Property, or the use and occupation thereof, or under any contract or bond relating to the construction or reconstruction of the Mortgaged Property, including all Rents, royalties, revenues rights, deposits (including security deposits) and benefits accruing to the Company under all Space Leases, and the right to receive the same and apply them against the Secured Obligations or against the Company’s other obligations hereunder or Borrowers’ obligations under the Loan Documents, together with all Space Leases, contracts, bonds, leases and other documents evidencing the same now or hereafter in effect and all right of the Company thereunder.  Nothing contained in the preceding sentence shall be construed to bind Mortgagee to the performance of any of the provisions of any such Space Lease, contract, bond, lease or other documents or otherwise impose any obligation upon Mortgagee, except that Mortgagee shall be accountable for any money actually received pursuant to such assignment to the extent of its disposition thereof in a manner inconsistent with this Mortgage or the Loan Documents.  The Company shall deliver to Mortgagee upon Mortgagee’s request an executed counterpart of each such Space Lease, contract, bond or other documents.  The assignment of said Space Leases, Rents, income profits, proceeds and cash collateral, and any of the aforesaid rights with respect thereto and to the contracts, bonds, leases and other documents evidencing the same, is intended to be and is an absolute present assignment from the Company to Mortgagee and not merely the passing of a security interest.

(b) So long as there shall exist no Event of Default hereunder which has not been waived in writing by Mortgagee, the Company shall have the right and license to exercise all rights, options and privileges extended to the lessor under the terms of the Space Leases, including, without limitation, the right to collect all Rents.  The Company agrees to hold the same in trust and to use the same, first, in payment of the Secured Obligations, second, the Taxes and insurance premiums payable hereunder and all other charges on or against the Mortgaged Property and, third, to the expenses of the Company’s business in or on the Mortgaged Property.

(c) In the event of any such Event of Default which has not been so waived, the right and license set forth in subparagraph (b) of this Section shall be automatically revoked, and, thereafter, Mortgagee shall have the right and authority to exercise any of the rights or remedies referred to or set forth herein.  In addition, upon such an Event of Default, the Company shall promptly pay to Mortgagee (a) all rent prepayments and security or other deposits paid to the Company pursuant to any Space Leases and (ii) all charges for services or facilities or for escalations which were paid pursuant to any Space Leases to the extent allocable to any period from and after such Event of Default and any such sums received by Mortgagee shall be applied by Mortgagee in accordance with Section 2.4(b)(i) of the Loan Agreement.

(d) If the Company is not required to surrender possession of the Mortgaged Property hereunder in the event of any such Event of Default which has not been so waived, the Company will pay monthly in advance to Mortgagee, or to any receiver appointed to collect same, the income, profits or proceeds received by the Company under any of the Space Leases.

(e) The Company will upon Mortgagee’s request execute, acknowledge and deliver to Mortgagee, in form approved by Mortgagee, one or more general or specific assignments of the lessor’s interest under any Space Lease (which are consistent with the foregoing provisions).  The Company will, on demand, pay to Mortgagee, or reimburse Mortgagee for the payment of, all reasonable costs or expenses incurred in connection with the preparation or recording of any such assignment.

(f) The Company will (i) perform or cause to be performed the lessor’s obligations under any Space Lease, (ii) enforce the performance by the lessee under its respective Space Lease of all of said lessee’s material obligations thereunder and (iii) give Mortgagee prompt notice and a copy of any notice of default, event of default, termination or cancellation sent or received by the Company.

(g) Except to the extent expressly permitted herein or under the other Loan Documents, the Company will not, without Mortgagee’s written consent, (i) assign, mortgage, pledge or otherwise transfer, dispose of or encumber, whether by operation of law or otherwise, any Space Lease or the Rents or other income thereunder or therefrom, (ii) accept or permit the acceptance of a prepayment of any Rents for more than one month in advance of the due dates therefor, (iii) amend, modify, or otherwise alter any Space Lease, or (iv) cancel, terminate or accept a surrender of any Space Lease.  The Company will from time to time, promptly upon Mortgagee’s reasonable request, prepare and deliver to Mortgagee such information concerning the Space Leases as Mortgagee shall request.

ARTICLE V

DEFAULTS AND REMEDIES

Section 5.1                       Events of Default.  Each of the following shall constitute an Event of Default hereunder:

(a) the occurrence of an “Event of Default” as defined in Article 8 of the Loan Agreement; or

(b) the failure of the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed in this Mortgage (other than an occurrence which may sooner constitute an “Event of Default” under the Loan Agreement) including, without limitation, the covenants contained in Article I herein for a period of thirty (30) days after written notice specifying such failure and requesting that it be remedied, given to the Company by Mortgagee, unless Mortgagee agrees in writing to an extension of such time prior to its expiration.

Section 5.2                       Remedies.  Upon the occurrence of an Event of Default, all Secured Obligations, at the option of Mortgagee, shall be accelerated and become immediately due and payable upon notice to the Company.  The outstanding principal amount and the interest accrued thereon of the Secured Obligations shall be due and payable without presentment, demand or further notice of any kind, all of which are hereby expressly waived by the Company.  The Company will pay to Mortgagee the entire Secured Obligations or portions thereof, as applicable, and to the extent permitted by law, the premiums and penalties, if any, provided in this Mortgage and each other Loan Document, as applicable, and such payment shall be applied in accordance with Section 2.4(b)(i) of the Loan Agreement.

In the event of any Event of Default, whether or not an acceleration shall occur, Mortgagee shall have the right to proceed to protect and enforce its rights by one or more of the following remedies:

(a) MORTGAGEE SHALL HAVE THE RIGHT TO BRING SUIT either for damages, specific performance of any agreement contained in any Loan Document, or for the foreclosure of this Mortgage, or for the enforcement of any other appropriate legal or equitable remedy.

(b) MORTGAGEE SHALL HAVE THE RIGHT TO OBTAIN A RECEIVER at any time after an Event of Default, whether or not an action for foreclosure has been commenced. Any court having jurisdiction shall at the request of Mortgagee following an Event of Default appoint a receiver to take immediate possession of the Mortgaged Property and to rent or operate the same as he may deem best for the interest of all parties concerned, and such receiver shall be liable to account to the Company only for the net profits, after application of rents, issues and profits upon the costs and expenses of the receivership and upon the Secured Obligations.

(c) MORTGAGEE SHALL HAVE THE RIGHT, AT ANY TIME, TO ADVANCE MONEY TO THE RECEIVER to pay any part or all of the items which the receiver should otherwise pay if cash were available from the Mortgaged Property and sums so advanced, with interest (“Additional Interest”) at the per annum rate equal to the Default Rate (as defined in the Loan Agreement) (the “Additional Interest Rate”), shall be secured hereby, or if advanced during the period of redemption shall be a part of the sum required to be paid to redeem from the sale.

(d) MORTGAGEE SHALL HAVE THE RIGHT TO COLLECT THE RENTS from the Mortgaged Property and apply the same in the manner hereinbefore provided with respect to a receiver.  For that purpose, Mortgagee may enter and take possession of the Mortgaged Property and manage and operate the same and take any action which, in Mortgagee’s judgment, is necessary or proper to collect the Rents and to conserve the value of the Mortgaged Property.  Mortgagee may also take possession of, and for these purposes use, any and all of the Security Interests Property.  The expense (including any receiver’s fees, attorneys’ fees, costs and agent’s compensation) incurred pursuant to the powers herein contained shall be secured by this Mortgage.  Mortgagee shall not be liable to account to the Company for any action taken pursuant hereto other than to account for any Rents actually received by Mortgagee.  Enforcement hereof shall not cause Mortgagee to be deemed a trustee in possession unless Mortgagee elects in writing to be a trustee in possession.

(e) MORTGAGEE SHALL HAVE THE RIGHT TO ENTER AND TAKE POSSESSION of the Mortgaged Property and manage and operate the same in conformity with all applicable laws and take any action which, in Mortgagee’s judgment, is necessary or proper to conserve the value of the Mortgaged Property.

(f) MORTGAGEE SHALL HAVE ALL OF THE RIGHTS AND REMEDIES PROVIDED IN THE KANSAS UNIFORM COMMERCIAL CODE, Kansas Code Chapter 84, including the right to proceed under the Kansas Uniform Commercial Code provisions governing default as to any Security Interests Property separately from the real estate included within the Mortgaged Property, or to proceed as to all of the Mortgaged Property in accordance with its rights and remedies in respect of said real estate.  If Mortgagee should elect to proceed separately as to such Security Interests Property, the Company agrees to make such Security Interests Property available to Mortgagee at a place or places acceptable to Mortgagee, and if any notification of intended disposition of any of such Security Interests Property is required by law, such notification shall be deemed reasonably and properly given if given at least ten (10) days before such disposition in the manner hereinafter provided.

(g) MORTGAGEE SHALL HAVE THE RIGHT TO FILE PROOF OF CLAIM and other documents as may be necessary or advisable in order to have its claims allowed in any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting the Company, its creditors or its property, for the entire amount due and payable by the Company under the Secured Obligations, this Mortgage and any other instrument securing the Secured Obligations, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by the Company after such date.

Each remedy herein specifically given shall be in addition to every other right now or hereafter given or existing at law or in equity, and each and every right may be exercised from time to time and as often and in such order as may be deemed expedient by Mortgagee and the exercise or the beginning of the exercise of one right shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right.  Mortgagee shall have all rights and remedies available under the law in effect now and/or at the time such rights and remedies are sought to be enforced, whether or not they are available under the law in effect on the date hereof.

Section 5.3                       Expenses of Exercising Rights, Powers and Remedies.  The reasonable expense (including any receiver’s fees, attorneys’ fees, appraisers’ fees, environmental engineers’ and/or consultants’ fees, costs incurred for documentary and expert evidence, stenographers’ charges, publication costs, costs (which may be estimated as to items to be expended after entry of the decree of foreclosure) of procuring all abstracts of title, continuations of abstracts of title, title searches and examinations, title insurance policies and commitments and extensions therefor, Torrens duplicate certificates of title, Uniform Commercial Code and chattel lien searches, and similar data and assurances with respect to title as Mortgagee may deem reasonably necessary either to prosecute any foreclosure action or to evidence to bidders at any sale which may be had pursuant to any foreclosure decree the true condition of the title to or the value of the Mortgaged Property, and Mortgagee’s compensation) incurred by Mortgagee after the occurrence of any Event of Default under this Mortgage and/or in pursuing the rights, powers and remedies contained in this Mortgage shall be immediately due and payable by the Company, with interest thereon at the Additional Interest Rate, and shall be added to the indebtedness secured by this Mortgage.

Section 5.4                       Restoration of Position.  In case Mortgagee shall have proceeded to enforce any right under this Mortgage by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then, and in every such case, the Company and Mortgagee shall be restored to their former positions and rights hereunder with respect to the Mortgaged Property subject to the lien hereof.

Section 5.5                       Marshalling.  The Company, for itself and on behalf of all persons, parties and entities which may claim under the Company, hereby waives all requirements of law relating to the marshalling of assets, if any, which would be applicable in connection with the enforcement by Mortgagee of its remedies for an Event of Default hereunder, absent this waiver.  Mortgagee shall not be required to sell or realize upon any portion of the Mortgaged Property before selling or realizing  upon any other portion thereof.

Section 5.6                       Waivers.  No waiver of any provision hereof shall be implied from the conduct of the parties.  Any such waiver must be in writing and must be signed by the party against which such waiver is sought to be enforced.  The waiver or release of any breach of the provisions set forth herein to be kept and performed shall not be a waiver or release of any preceding or subsequent breach of the same or any other provision.  No receipt of partial payment after acceleration of any of the Secured Obligations shall waive the acceleration.  No payment by the Company or receipt by Mortgagee of a lesser amount than the full amount secured hereby shall be deemed to be other than on account of the sums due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Mortgagee may accept any check or payment without prejudice to Mortgagee’s right to recover the balance of such sums or to pursue any other remedy provided in this Mortgage.  The consent by Mortgagee to any matter or event requiring such consent shall not constitute a waiver of the necessity for such consent to any subsequent matter or event.

Section 5.7                       Mortgagee’s Right to Cure Defaults.  If the Company shall fail to comply with any of the terms hereof with respect to the procuring of insurance, the payment of taxes, assessments and other charges, the keeping of the Mortgaged Property in repair, the payment and satisfaction of Liens and encumbrances against the Mortgaged Property, the payment of any other sum or deposit required under this Mortgage, or any other term herein contained, Mortgagee may make advances or take other actions to perform the same without releasing the Company from any Secured Obligations and may enter upon the Mortgaged Property for any such purpose and take all such action thereon as Mortgagee or any of its duly appointed agents may deem necessary or appropriate therefor.  The Company agrees to repay upon demand all sums so advanced and all sums expended by Mortgagee in connection with such performance, including, without limitation, reasonable attorneys’ fees, with Additional Interest at the Additional Interest Rate from the dates such advances are made, and all sums so advanced and/or expenses incurred, with Additional Interest at the Additional Interest Rate, shall be secured hereby as Secured Obligations, but no such advance and/or incurring of expense by Mortgagee, shall be deemed to relieve the Company from any default hereunder, or to release the Company from any Secured Obligations.  Mortgagee shall not be bound to inquire into the validity of any Imposition or Lien which the Company fails to pay as and when required by this Mortgage and which the Company does not contest in strict accordance with the terms of this Mortgage and the other Loan Documents.

Section 5.8                       Suits and Proceedings.  Mortgagee shall have the power and authority, upon prior notice to the Company to institute and maintain any suits and proceedings as Mortgagee may deem advisable to (i) prevent any impairment of the Mortgaged Property by any acts which may be unlawful or any violation of this Mortgage, (ii) preserve or protect its interest in the Mortgaged Property, or (iii) restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if, in the Permitted Discretion (as defined in the Loan Agreement) of Mortgagee, the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Mortgagee’s interest.

Section 5.9                       Waiver of Redemption Rights.  This is a business loan and Mortgagor expressly waives the benefit of all laws now existing or hereafter enacted providing for redemption or a right of redemption from any sale made under this Mortgage, and releases all right of redemption to which Mortgagor would otherwise be entitled if this Mortgage is at any time foreclosed.

Section 5.10                       Application of Proceeds.  The proceeds from the foreclosure, sale or lease hereunder shall be applied to the payment of the Secured Obligations in accordance with the Loan Agreement if such Secured Obligations have been deemed due and payable upon the Event of Default.  Any surplus of the proceeds shall be paid to the Company.

Section 5.11                       Personal Property.  Any limitation on recovery contained in this Mortgage shall not be construed to extend to and shall not limit recovery under any other instrument or Loan Document that grants a security interest in personal property that is also conveyed or encumbered pursuant to this Mortgage.

Section 5.12                       Kansas Foreclosure Proceedings.  Notwithstanding anything in this Mortgage that might be construed to the contrary, any and all foreclosure proceedings or sales hereunder shall be made pursuant to foreclosure proceedings under applicable Kansas law.

ARTICLE VI

MISCELLANEOUS

Section 6.1                       Binding Effect; Survival; Number; Gender.  This Mortgage shall be binding on the Company and its successors and assigns and inure to the benefit of Mortgagee and its successors and assigns for the benefit of the Lender Group.  All representations and warranties contained herein or otherwise heretofore made by the Company to Mortgagee shall survive the execution, delivery and foreclosure hereof.  The singular of all terms used herein shall include the plural, the plural shall include the singular, and the use of any gender herein shall include all other genders, where the context so requires or permits.

Section 6.2                       Severability.  The unenforceability or invalidity of any provision of this Mortgage as to any persons or circumstances shall not render that provision unenforceable or invalid as to any other persons or circumstances and shall not affect the enforceability of the remaining provisions hereof.

Section 6.3                       Notices.   All notices and demands required or permitted to be given to or made upon any party hereto under any Loan Document shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized courier, or by telecopier, and shall be deemed to be given for purposes of this Mortgage on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section.  Notices shall be given to or made upon the respective parties hereto at their respective addresses set forth below:

If to the Company:

Kansas Star Casino, LLC
600 Star Brewery Dr., Suite 110
Dubuque, Iowa 52001
Attention: _____________________

If to Mortgagee:

Wells Fargo Capital Finance, Inc.

2450 Colorado Avenue, Suite 3000 West

Los Angeles, California 90404

Attention: Business Finance Division Manager

Either party may change the address for notices by a notice given not less than five (5) business days prior to the effective date of the change.

Section 6.4                       Survival of Warranties, Etc.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Mortgage.

Section 6.5                       Applicable Law.  The Company and Mortgagee agree that the rights and obligations under this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed and construed and interpreted in accordance with the internal laws of the State of Kansas.  All other provisions of this Mortgage shall be governed by the laws of the State of New York, without regard to principles of conflict of laws.  In the event that any provisions or clause of this Mortgage conflict with applicable laws, such conflict shall not affect other provisions of this Mortgage which can be given effect without the conflicting provision, and to this end the provisions of this Mortgage are declared to be severable.

Section 6.6                       Waiver of Jury Trial.  EACH OF THE COMPANY AND MORTGAGEE, BY ITS ACCEPTANCE OF THIS MORTGAGE, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MORTGAGE AND ANY OF THE OTHER SECURITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.7                       Effect.  This Mortgage is in addition to and not in substitution for any other guaranties, covenants, obligations or other rights now or hereafter held by Mortgagee from any other person or entity in connection with the Secured Obligations.

Section 6.8                       Assignability.  Mortgagee shall have the right to assign this Mortgage, in whole or in part or sell participation interests herein, to any person obtaining an interest in the Secured Obligations.

Section 6.9                       Headings.  Headings of the Sections of this Mortgage are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section 6.10                       Security Interest.

(a) An express security interest is hereby granted to Mortgagee in respect to any part of the Mortgaged Property which under Kansas law might now or hereafter be construed or considered as personal property or fixtures, or otherwise be considered collateral subject to the Kansas Uniform Commercial Code, including, without limitation, the collateral described in granting clauses (e) hereof, and this Mortgage shall constitute a security agreement in respect thereto.

(b) Upon the occurrence of an Event of Default hereunder in addition to the other rights and remedies available to it, Mortgagee may exercise all other rights and remedies with respect to such property that are available to a secured party under the Kansas Uniform Commercial Code.  The Company agrees to pay any reasonable attorney fees and legal expenses incurred by Mortgagee in enforcing or protecting its rights under the security interest created hereunder.  In the event notice of intended disposition of such property is required by law in any particular instance, the Company agrees that notice given in the manner and place provided in Section 6.3 hereof and sent ten (10) days prior to a disposition of collateral is commercially reasonable notification within the meaning of the Kansas Uniform Commercial Code.  Information concerning the security interests may be obtained from the Secured Party (Mortgagee) at the address set forth in Section 6.3 hereof and the mailing address of the Debtor (Company) is also set forth in Section 6.3 hereof.

(c) The Company warrants and agrees that no financing statement or security agreement covering any of the Mortgaged Property is or will be placed on file in any public office or delivered to any secured party except pursuant hereto, except for Permitted Encumbrances and Permitted Liens.

Section 6.11                       Fixture Filing.  From the date of its recording, this Mortgage shall be effective as a financing statement filed as a fixture filing with respect to the collateral described in the Granting Clauses hereof which are fixtures within the meaning of the Kansas Uniform Commercial Code, and for this purpose the name and address of the Debtor is the name and address of the Company, as set out in Section 6.3 hereof, and the name and address of the Secured Party is the name and address of Mortgagee, as set out in Section 6.3 hereof.  Pursuant to the provisions of the Kansas Code, such fixture filing remains in effect until this Mortgage is released or satisfied of record or its effectiveness otherwise terminates as to the Land.

Section 6.12                       Defined Terms. All capitalized terms used in this Mortgage and not defined herein shall have the meanings ascribed to them in the Loan Agreement.

Section 6.13                       Discharge of Lien.  In accordance with the Loan Agreement and upon the observance and performance of each and every covenant and condition set forth herein and in the Loan Agreement, then and in that case all property, rights and interest hereby conveyed or assigned or pledged shall revert to the Company, and the estate, right, title and interest of Mortgagee therein shall thereupon cease, terminate and become void; and this Mortgage, and the covenants of the Company contained herein, shall be discharged and Mortgagee in such case on demand of the Company and at the Company’s cost and expense, shall execute and deliver to the Company a proper instrument or proper instruments acknowledging the satisfaction and termination of this Mortgage, and shall convey, assign and transfer or cause to be conveyed, assigned or transferred, and shall deliver or cause to be delivered, to the Mortgagor, all property, including money, then held by Mortgagee hereunder.

Section 6.14                       Conflicts with Loan Agreement.  In the event of a conflict between the provisions of the security agreement contained in the Loan Agreement and the provisions of this Mortgage, this Mortgage shall govern in all matters relating to the validity and enforceability of the Lien created hereby on the Real Property, the Improvements, the Fixtures and the Rents and (except as expressly set forth to the contrary herein or in the security agreement contained in the Loan Agreement) the security agreement in the Loan Agreement shall govern in all other respects.

Section 6.15                       Mortgage Absolute.  The obligations of the Company under this Mortgage are independent of the obligations of Company under the other Loan Documents, and a separate action or actions may be brought and prosecuted against Company to enforce this Mortgage, irrespective of whether any action is brought against Company under such other Loan Documents.  All rights of Mortgagee and the mortgage, assignment and security interest hereunder, and all obligations of Company hereunder, shall be absolute and unconditional, irrespective of:

(a) any lack of validity or enforceability of any other Loan Document or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Company under the other Loan Documents or any other amendment or waiver of or any consent to any departure from the other Loan Documents, including, without limitation, any increase in such obligations resulting from the extension of additional credit to the Company or otherwise;

(c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any other of the obligations of the Company under the other Loan Documents;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the obligations of Company under the other Loan Documents, or any manner of sale or other disposition of any collateral for all or any of such obligations or any other assets of the Company;

(e) any change, restructuring or termination of the corporate restructure or existence of the Company; or

(f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a third party the Company of a security interest or mortgage.

Section 6.16                       Interaction with Loan Agreement.  All terms, covenants, conditions, provisions and requirements of the Loan Agreement are incorporated by reference in this Mortgage.  Notwithstanding any other provision of this Mortgage, the terms and provisions of this Mortgage shall be subject and subordinate to the terms of the Loan Agreement.  To the extent that the Loan Agreement provides the Company with a particular cure or notice period, or establishes any limitations or conditions on Mortgagee’s actions with regard to a particular set of facts, the Company shall be entitled to the same cure periods and notice periods, and Mortgagee shall be subject to the same limitations and conditions, under this Mortgage, as under the Loan Agreement, in place of the cure periods, notice periods, limitations and conditions provided for under this Mortgage; provided, however, that such cure periods, notice periods, limitations and conditions shall not be cumulative as between the Loan Agreement and this Mortgage.  In the event of any conflict or inconsistency between the provisions of this Mortgage and those of the Loan Agreement, including, without limitation, any conflicts or inconsistencies in any definitions herein or therein, the provisions or definitions of the Loan Agreement shall govern.

Section 6.17                       Indemnity.  The Company hereby agrees to indemnify, defend and hold Mortgagee (and its directors, officers, agents and employees) harmless from and against any and all loss, liability, damage, claim, judgment or expense (including reasonable attorneys’ fees and expenses, bond expenses, printing and automated document preparation and retention expenses and other ordinary litigation expenses) incurred by it (or such director, officer, agent or employee) in connection with the acceptance or administration of Mortgagee’s duties under this Mortgage, any action or proceeding to foreclose this Mortgage or in or to which Mortgagee may be made a party due to the existence of this Mortgage or the other Loan Documents or to which action or proceeding Mortgagee may become a party for the purpose of protecting the lien of this Mortgage.  All sums paid by Mortgagee to prosecute or defend the rights herein set forth shall be deemed a part of the Secured Obligations and shall be paid by the Company to Mortgagee within ten (10) days after written demand, and if not paid within that period, shall accrue interest from and including the date of disbursement or advance by Mortgagee to and including the date of payment by the Company at the Additional Interest Rate.

Section 6.18                       Maximum Amount of Indebtedness

(a) The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $21,125,000.00 (the “Secured Amount”), plus, to the extent permitted by applicable law and the Loan Agreement, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Company under the terms hereof, together with interest thereon, all of which amounts shall be secured hereby; provided, however, that the foregoing limitation shall not operate to limit or diminish the extent of Agent’s security interests created pursuant to, or limit the recovery by Agent under, any other security instruments, or limit or diminish Agent’s security interests in any other collateral, all as held by Agent as security for the Secured Obligations or any portion thereof, it being understood and agreed that the limitation on recovery contained in this Section 6.18 shall apply only to the Mortgaged Property and no other collateral or security held by Agent.

(b) Mortgagee shall have the right to obtain an appraisal of the Mortgaged Property, at Mortgagor’s sole cost and expense, at any time following the date of this Mortgage, and in the event that one hundred twenty-five percent (125%) of the fair market value of the Mortgaged Property as established by such appraisal shall be greater than $21,125,000.00, Mortgagor shall, upon Mortgagee’s request, execute and deliver a modification to this Mortgage increasing the maximum aggregate amount of all indebtedness secured by this Mortgage to an amount equal to one hundred twenty-five percent (125%) of the fair market value of the Mortgaged Property as established by such appraisal, and any mortgage taxes due upon the recordation of such mortgage modification shall be payable by Mortgagor at its sole cost and expense.

Section 6.19                       Mortgagee as Agent; Successor Agents.

(a) Agent has been appointed to act as Agent hereunder by the Lender Group.  Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Loan Agreement, any related agency agreement among Agent and the Lender Group (collectively, as amended, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage.  The Company and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Lender Group therefor.

(b) Mortgagee shall at all times be the same Person that is Agent under the Agency Documents.  Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage.  Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage.  Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage.  Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage.  After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

(c) Each reference herein to any right granted to, benefit conferred upon or power exercisable, exercised or action taken by “Mortgagee” shall be deemed to be a reference to or be deemed to have been so taken, as the case may be, by Mortgagee in its capacity as Agent pursuant to the Loan Agreement for the benefit of the Lender Group, all as more fully set forth in the Loan Agreement.

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IN WITNESS WHEREOF, the Company has executed this Mortgage as of the date first written above.

IMPORTANT:  READ BEFORE SIGNING.  THE TERMS OF THIS MORTGAGE SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS MORTGAGE ONLY BY ANOTHER WRITTEN AGREEMENT.  THIS NOTICE APPLIES TO ALL AGREEMENTS ENTERED INTO TO WHICH THE COMPANY AND MORTGAGEE ARE PARTIES.

KANSAS STAR CASINO, LLC, a Delaware limited liability company

By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

ACKNOWLEDGMENT

STATE OF IOWA             )
                                              )
COUNTY OF DUBUQUE  )

This instrument was acknowledged before me on  May 9, 2011, by Natalie Schramm, as Chief Financial Officer of KANSAS STAR CASINO, LLC, a Delaware limited liability company.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/Karen M. Beetem
Print/Type Name: Karen M. Beetem
Notary Public

My commission expires: 10/20/13

(Notarial Seal, if any)

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EXHIBIT A

Legal Description Real Property

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